Exhibit 11.1

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

April 29, 2024

Board of Directors

ROBOT CACHE US INC.

We hereby consent to the inclusion in the Offering Circular or other documents filed under Regulation A Tier 2 on Form 1-A (or Form 1-K) of our reports dated April 16, 2024, with respect to the balance sheets of ROBOT CACHE US INC. Inc. as of December 31, 2023 and 2022 and the related statements of operations, changes in shareholders’ equity and cash flows for the calendar years ended December 31, 2023 and 2022, and the related notes to the financial statements.

/s/ IndigoSpire CPA Group LLC
IndigoSpire CPA Group, LLC
Aurora, Colorado

April 29, 2024